EXHIBIT 11

                            DATA GENERAL CORPORATION

               COMPUTATION OF BASIC AND DILUTED EARNINGS PER SHARE
                                   (Unaudited)

                    (In thousands, except per share amounts)


                                                                      Quarter Ended                  Six-Months Ended
                                                                ------------------------       --------------------------
                                                                 Mar. 27,      Mar. 28,         Mar. 27,        Mar. 28,
                                                                   1999          1998             1999            1998
                                                                ------------------------       --------------------------
Basic earnings per share:
Net income (loss)...........................................      $1,649       $(4,503)           $18,157       $(1,005)
                                                                  ======       =======            =======       =======

Weighted average shares outstanding.........................      50,325        48,887             50,063        48,763
                                                                  ======       =======            =======       =======

Net income (loss) per share.................................       $0.03        $(0.09)             $0.36        $(0.02)
                                                                   =====        ======              =====        ======

DILUTED EARNINGS PER SHARE: (a)
Net income (loss)...........................................      $1,649       $(4,503)           $18,157       $(1,005)
                                                                  ======       =======            =======       =======

Weighted average shares outstanding.........................      50,325        48,887             50,063        48,763

Incremental shares from use of treasury
  stock method for stock options............................       1,306           --               1,370           --
                                                                  ------       -------             ------       -------

Common and common equivalent shares,
  assuming full dilution, where applicable..................      51,631        48,887             51,433        48,763
                                                                  ======        ======             ======        ======

Net income (loss) per share.................................       $0.03        $(0.09)             $0.35        $(0.02)
                                                                   =====        ======              =====        ======



          (a) For the quarters and six-month periods ended March 27, 1999 and March 28, 1998, the assumed conversion of convertible debentures, giving effect to the incremental shares and the adjustment to reduce interest expense, results in anti-dilution and has therefore been excluded from the computation. For the quarter and six-month period ended March 28, 1998, the assumed exercise of stock options, giving effect to the incremental shares, is anti-dilutive and has been therefore excluded from the computation.
